UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. ____)

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Endologix, Inc.
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May 17, 2018
To our Stockholders:
As you are aware, the 2018 Annual Meeting of Stockholders of Endologix, Inc., or the annual meeting, will be held on Thursday, June 14, 2018, at 8:00 a.m., Pacific Time, at 3910 Brickway Blvd., Santa Rosa, California 95403. The information in this letter is intended to supplement and amend certain information included in the definitive proxy statement (revised) relating to the annual meeting, which was filed with the Securities and Exchange Commission on April 30, 2018, or the proxy statement. We are providing this supplement to make available to you certain additional information with respect to one of the proposals to be voted on at the annual meeting.
The specific purpose of this letter is to provide new information about the expected treatment of “broker non-votes” as they apply to “Proposal No. 4 - Amendment to Amended and Restated Certificate of Incorporation”, or Proposal No. 4, as described in the proxy statement. As set forth in Proposal No. 4, our board of directors is requesting stockholder approval of an amendment to our Amended and Restated Certificate of Incorporation, as amended, or our Charter, to increase the total number of authorized shares of our common stock by 35,000,000 shares, or from 135,000,000 shares to 170,000,000 shares.
Broker Non-Votes
Generally, if you are a beneficial owner of shares held in "street name", you are entitled to give instructions to that organization regarding how to vote your shares. If you do not provide voting instructions, your broker, bank or other nominee may still vote your shares with respect to matters that are considered to be “routine,” but may not vote your shares with respect to matters that are considered to be “non-routine.” If the organization that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine” matter, the organization will inform the inspector of elections that it does not have the authority to vote on such matter with respect to your shares. This is generally referred to as a “broker non-vote.” Whether a proposal is considered a “routine” matter or a “non-routine” matter is subject to the interpretation of certain rules that are applicable to brokers and dealers.
Characterization of Proposal No. 4 as a “Routine” Matter
The proxy statement stated that Proposal No. 4 is considered a “non-routine” matter, meaning that a bank, broker or other nominee cannot vote your shares on this matter without voting instructions from you. However, we have subsequently been advised that Proposal No. 4 may be considered a “routine” matter under applicable rules, meaning that a bank, broker or other nominee may vote your shares for this matter without receiving voting instructions from you. For this reason, if you hold your shares in “street name” and do not provide your nominee with specific voting instructions, the nominee may generally vote in its discretion on Proposal No. 4. You can avoid having your nominee vote your shares by providing the nominee with your specific voting instructions.
Vote Required
The approval of Proposal No. 4 requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote on this proposal at the annual meeting. Abstentions will be treated as shares present at the annual meeting for purposes of determining the presence of a quorum, but will have the same effect as votes against this proposal. Because we expect Proposal No. 4 will be considered a “routine” matter under applicable rules, a broker, bank or other nominee may generally vote without instructions on this matter, so we do not expect any broker non-votes in connection with this proposal.
Board Recommendation
Our board of directors has determined that it is advisable and in our best interests and those of our stockholders to increase our authorized shares, and has voted to recommend that our stockholders adopt an amendment to our Charter effecting the proposed increase.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE "FOR" THE APPROVAL OF PROPOSAL NO. 4

Additional Information
This letter should be read in conjunction with the proxy statement, which we encourage you to read carefully and in its entirety before making a voting decision. To the extent that information in this letter differs from or updates information contained in the proxy statement, the information contained herein supersedes the information contained in the proxy statement.
Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read the proxy statement, as supplemented hereby, and submit your proxy or voting instructions as soon as possible to ensure your shares will be represented and voted at the annual meeting. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, and the response to the question entitled “How do I vote?” in the proxy statement.
We look forward to seeing you at the annual meeting.
Sincerely,
/s/ John Onopchenko

John Onopchenko
Chief Executive Officer
Irvine, California